CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in post-effective amendment to Registration Statement No. 33-73404 on Form N-1A of our report dated May 27, 2026, relating to the financial statements and financial highlights of Income Equity Fund, a series of Northern Funds, appearing in Form N-CSR of Northern Funds for the year ended March 31, 2026, and to the reference to us under the heading “Financial Highlights” in the Prospectus and on the cover page and under the headings “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

October 6, 2026